UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 23, 2024

SOLAREDGE TECHNOLOGIES, INC
(Exact name of registrant as specified in its charter)

Delaware	001-36894	20-5338862
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Hamada Street, Herziliya Pituach, Israel	4673335
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: 972 (9) 957-6620

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SEDG	NASDAQ (Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ◻

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On August 23, 2024, Mr. Zvi Lando notified the Board of Directors (the “Board”) of SolarEdge Technologies, Inc. (the “Company”) of his resignation from the role of Chief Executive Officer of the Company (“CEO”), effective as of August 26, 2024 (the “Effective Date”). In connection with Mr. Lando’s resignation, on August 24, 2024, the Board appointed Ronen Faier, who served as the Company’s Chief Financial Officer prior to such appointment, as the Company’s interim Chief Executive Officer (“Interim CEO”), effective as of the Effective Date. Following the Effective Date, Mr. Lando will continue to serve as a member of the Board and remain employed by the Company in the role of Special Advisor.

Mr. Faier, age 53, has served as the Company’s Chief Financial Officer since 2011. Prior to joining the Company, Mr. Faier served from 2008 to 2010 as the chief financial officer of Modu Ltd, a privately owned Israeli company. Between 2004 and 2007, Mr. Faier held several senior finance positions, including chief financial officer at M-Systems prior to its acquisition by SanDisk Corporation in 2006. Previously, Mr. Faier served as corporate controller of VocalTec Communications Ltd. Mr. Faier holds a CPA (Israel) license, an MBA (with Honors) from Tel Aviv University and a B.A. in Accounting and Economics from the Hebrew University in Jerusalem. Mr. Faier currently serves on the board of directors of Monday.com Ltd and Kaltura Inc.

In connection with his appointment as Interim CEO, the Board approved the following compensation for Mr. Faier: (i) a total monthly salary of 216,000  NIS per month; (ii) an additional cash bonus incentive with a target amount of 100% of his base salary based on a performance period beginning September 1, 2024 through March 31, 2025 (and such bonus will be prorated if a permanent CEO is appointed prior to the end of such performance period), payable at the same time as annual bonuses are paid to other executives of the Company; (iii) 50,000 restricted stock units with a one-year vesting schedule; (iv) 15,000 performance share units which will vest if the Company’s common stock trades at a 30-day successive stock price of $50 or more during a two-year performance period; and (v) all other compensation and benefits, including benefits upon a termination of employment, consistent with the compensation and benefits previously reported for Mr. Faier in the Company’s 2024 Proxy Statement filed with the Securities and Exchange Commission on April 26, 2024. In addition, with respect to each of the aforementioned equity grants, if Mr. Faier’s employment is terminated due to the appointment of a permanent CEO or due to any other involuntary termination by the Company without cause, the awards will remain outstanding and be settled (or eligible to be earned) based on the originally-scheduled vesting date.

Mr. Faier was not appointed pursuant to any arrangement or understanding with any other person. Mr. Faier does not have any family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Faier has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

Chief Financial Officer Transition

In connection with Mr. Faier’s appointment as Interim CEO and in accordance with the Company’s previously announced succession planning, on August 24, 2024, the Board also appointed Mr. Ariel Porat to succeed Mr. Faier as the Company’s Chief Financial Officer, effective as of the Effective Date.

Mr. Porat, age 40, has served as the Company’s Senior Vice President, Finance since June 2024. Prior to joining the Company, Mr. Porat served as the head of the Europe Region of Siemens Energy, an energy company, between April 2021 and April 2024. Prior to that position, Mr. Porat held the position of Chief Executive Officer of Siemens Israel between 2020 and 2021, and prior to that, between 2019 and 2020, he served as the Chief Financial Officer of Siemens Israel.

Mr. Porat was not appointed pursuant to any arrangement or understanding between him and any other person, other than the previously announced expectation that he will succeed Mr. Faier as the Chief Financial Officer of the Company. Mr. Porat does not have any family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Porat has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On August 26, 2024, the Company issued a press release announcing the resignation of Mr. Lando as CEO, the appointment of Mr. Faier as Interim CEO, and the appointment of Mr. Porat as Chief Financial Officer. A copy of the press release is attached as Exhibit 99.1 hereto.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liability of that section, and shall not be incorporated by reference into any other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated August 26, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAREDGE TECHNOLOGIES, INC.

Date: August 26, 2024	By: /s/ Rachel Prishkolnik
Name: Rachel Prishkolnik Title: VP General Counsel and Corporate Secretary